Exhibit 10.43

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is entered into as of October 1, 2021 by and between Epizyme, Inc. (the “Company”), and Victoria Vakiener (“Ms. Vakiener” or “you”) (together, the “Parties”).

WHEREAS, Ms. Vakiener has served as the Chief Commercial Officer of the Company. And, WHEREAS the Chief Commercial Officer position has been eliminated by the Company. Consequently, Ms. Vakiener’ s last date of employment with the Company will be September 30, 2021;

WHEREAS, the Company desires to engage Ms. Vakiener as a consultant to the Company immediately following the effectiveness of her resignation; and

WHEREAS, Ms. Vakiener has agreed to provide such services pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE in consideration of the mutual covenants and promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties hereto, the Parties agree as follows:

1.
Services To Be Performed. Commencing upon October 1, 2021 (the “Effective Date”) and continuing for the duration of the Consultation Period (as defined below), Ms. Vakiener agrees to perform such consulting, advisory and related services to and for the Company as may be reasonably requested from time to time by the Company (the “Services”), including with respect to questions and inquiries regarding commercialization plans for Tazverik and SETD-2. Ms. Vakiener agrees to use her best efforts in the performance of the Services and agrees to cooperate with the Company’s personnel, not to interfere with the conduct of the Company’s business, and to observe all Company rules, policies, regulations and security requirements with respect to the safety and safeguarding of persons and property.
2.
Term. This Agreement shall commence upon the Effective Date and shall continue until March 31, 2022 (such period, as it may be extended upon mutual agreement of the Parties, being referred to as the “Consultation Period”), unless sooner terminated in accordance with the provisions of Section 5.
3.
Consulting Benefits. The Company will provide Ms. Vakiener with the payments and benefits set forth below during the Consultation Period (the “Consulting Benefits”).
(a)
Fees. The Company will pay Ms. Vakiener during the Consultation Period fees at a rate of $20,833 per month (the “Fees”), which Fees shall be (i) reduced by all applicable taxes and withholdings as determined by the Company in its sole discretion, (ii) paid to Ms. Vakiener in accordance with the Company’s regular payroll practices and (iii) subject to a pro rata adjustment for any partial calendar month. Notwithstanding the foregoing, the Company shall not pay any Fees to Ms. Vakiener earlier than the date eight (8) days after Ms. Vakiener’s timely execution, return and non-revocation of a release of claims in a form satisfactory to the Company (the “Release of Claims”).

(b)
Stock Options. The Company acknowledges that (i) the stock options held by Ms. Vakiener as of the date hereof (the “Options”) shall continue to vest in accordance with their terms for so long as this Agreement continues to remain in effect, such that any Options that are not vested as of the date of termination or expiration of this Agreement shall be terminated and cancelled as of such date and (ii) Ms. Vakiener’s right to exercise the Options will terminate three months after the date Ms. Vakiener ceases to be an “Eligible Participant” (as defined in the option agreements evidencing the Options), provided that in the case of clause (ii) the Options may not be exercised after the Final Exercise Date (as defined in the option agreements evidencing the Options) or at all if, under the terms of the Options, Ms. Vakiener’s rights to exercise the Options would have otherwise terminated immediately.
(c)
Reimbursement of Expenses. The Company shall reimburse Ms. Vakiener for all reasonable, necessary and approved travel expenses incurred or paid by Ms. Vakiener in connection with, or related to, the performance of the Services under this Agreement. Ms. Vakiener shall submit to the Company itemized monthly statements, in a form satisfactory to the Company, of such expenses incurred in the previous month. The Company shall pay to Ms. Vakiener approved amounts shown on each such statement within 30 days after receipt thereof. Notwithstanding the foregoing, Ms. Vakiener shall not incur total expenses in excess of $500.00 per month without the prior written approval of the Company.
(d)
No Additional Consulting Benefits. Ms. Vakiener agrees that she shall provide the Services in exchange for the Consulting Benefits described in this Section 3 and that she is not entitled to any benefits, coverages or privileges, including, without limitation, social security, unemployment, medical or pension payments, made available to employees of the Company or any other consideration or benefits from the Company for the performance of the Services.

4.
Independent Contractor. It is the express intention of the Parties that Ms. Vakiener shall be an independent contractor and not an employee, agent, joint venturer or partner of the Company for any purposes whatsoever.
(a)
Performance of Services. Ms. Vakiener shall have the right to control and determine the methods, manner and means of performing the Services. In performing the Services, the amount of time devoted by Ms. Vakiener on any given day will be entirely within Ms. Vakiener’s control, and the Company will rely on Ms. Vakiener to put in the amount of time as is necessary to fulfill the requirements of this Agreement. However, the Services contemplated by this Agreement must meet the Company’s standards and approval and shall be subject to the Company’s general right of inspection and supervision to secure their satisfactory completion. Ms. Vakiener will provide all equipment and supplies required to perform the Services.
(b)
Non-Exclusivity. Ms. Vakiener retains the right to contract with other companies or entities for full or part time employment or consulting services, without restriction, provided, however, that Ms. Vakiener remains in compliance with the terms of the Employee Invention and Non-Disclosure Agreement that she previously executed for the benefit of the Company and which remains in full force and effect (the “Restrictive Covenant Agreement”). Likewise, the Company retains a reciprocal right to contract with other companies and/or individuals for consulting services without restriction.

(c)
Scope of Authority. Ms. Vakiener is not authorized to transact business, incur obligations, sell goods, receive payments, solicit orders or assign or create any obligation of any kind, express or implied, on behalf of the Company or any of the Company’s related or affiliated entities, or to bind in any way whatsoever, or to make any promise, warranty or representation on behalf of the Company or any of the Company’s related or affiliated entities with respect to any matter, without the prior written approval of the Company. Ms. Vakiener shall not use the Company’s trade names, trademarks, service names or service marks without the prior written approval of the Company.

5.
Termination. This Agreement may be terminated prior to the end of the Consultation Period in the following manner: (a) by the Company at any time immediately upon written notice if Ms. Vakiener has materially breached, as determined by the Company in its discretion based on credible evidence, this Agreement, the Release of Claims or the Restrictive Covenant Agreement; (b) by Ms. Vakiener at any time immediately upon written notice if the Company has materially breached this Agreement (c) by Ms. Vakiener upon not less than thirty (30) days’ prior written notice for any reason; or (d) at any time upon the mutual written consent of the Parties hereto. Notwithstanding the foregoing, and for the avoidance of doubt, the Company may terminate this Agreement effective immediately by giving written notice to Ms. Vakiener if Ms. Vakiener fails to sign the Release of Claims by October 21, 2021 or revokes the Release of Claims within seven (7) days after signing it as set forth in the Release of Claims. In the event of any termination, Ms. Vakiener shall be entitled only to reimbursements for expenses incurred in accordance with Section 3(c) prior to termination, and no further payments of any kind will be due. In addition, vesting of any equity awards held by Ms. Vakiener, including the Options, to the extent then outstanding, will cease immediately upon termination. Any written notice under this Section 5 shall explain the reason for the termination.
6.
Proprietary Information and Inventions.

6.1 Proprietary Information.

(a)
Ms. Vakiener acknowledges that her relationship with the Company is one of high trust and confidence and that in the course of her service to the Company, Ms. Vakiener will continue to have access to and contact with Proprietary Information (as defined below). Ms. Vakiener will not disclose any Proprietary Information to any person or entity other than employees of the Company or use the same for any purposes (other than in the performance of the Services) without written approval by an officer of the Company, either during or after the Consultation Period, unless and until such Proprietary Information has become public knowledge without fault by Ms. Vakiener.
(b)
For purposes of this Agreement, Proprietary Information shall mean, by way of illustration and not limitation, all information, whether or not in writing, whether or not patentable and whether or not copyrightable, of a private, secret or confidential nature, owned, possessed or used by the Company, concerning the Company’s business, business relationships or financial affairs, including, without limitation, any Invention, formula, vendor information, customer information, apparatus, equipment, trade secret, process, research, report, technical or research data, clinical data, know-how, computer program, software, software documentation, hardware design, technology, product, processes, methods, techniques, formulas, compounds, projects, developments, marketing or business plan, forecast, unpublished financial statement, budget, license, price, cost, customer, supplier or personnel information or employee list that is communicated to, learned of, developed or otherwise acquired by Ms. Vakiener in the course of her performance as a consultant to the Company.
(c)
Ms. Vakiener agrees that all files, documents, letters, memoranda, reports, records, data sketches, drawings, models, laboratory notebooks, program listings, computer equipment or devices, computer programs or other written, photographic, or other tangible material containing Proprietary Information, whether created by Ms. Vakiener or others, which shall come into Ms. Vakiener’s custody or possession, shall be and are the exclusive property of the Company to be used by Ms. Vakiener only in the performance of her duties for the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company. All such materials or copies thereof and all tangible property of the Company in the custody or possession of Ms. Vakiener shall be delivered to the Company, upon the earlier of (i) a request by the Company or (ii) the termination of this Agreement. After such delivery, Ms. Vakiener shall not retain any such materials or copies thereof or any such tangible property.
(d)
Ms. Vakiener agrees that her obligation not to disclose or to use information and materials of the types set forth in paragraphs (b) and (c) above, and Ms. Vakiener’s obligation to return materials and tangible property set forth in paragraph (c) above extends to such types of information, materials and tangible property of customers of the Company or suppliers to the Company or other third parties who may have disclosed or entrusted the same to the Company or to Ms. Vakiener.
(e)
Ms. Vakiener acknowledges that the Company from time to time may have agreements with other persons or with the United States Government, or agencies thereof, that impose obligations or restrictions on the Company regarding inventions made during the course of work under such agreements or regarding the confidential nature of such work. Ms. Vakiener agrees to be bound by all such obligations and restrictions that are known to Ms. Vakiener and to take all action necessary to discharge the obligations of the Company under such agreements.
(f)
Ms. Vakiener’s obligations under this Section 6.1 shall not apply to any information that (i) is or becomes known to the general public under circumstances involving no breach by Ms. Vakiener or others of the terms of this Section 6.1, (ii) is generally disclosed to third parties by the Company without restriction on such third parties, or (iii) is approved for release by written authorization of an officer of the Company. Further, nothing herein prohibits Ms. Vakiener from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings. In addition, notwithstanding Ms. Vakiener’s confidentiality and nondisclosure obligations, Ms. Vakiener is hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

6.2 Inventions.

(a)
Ms. Vakiener will make full and prompt disclosure to the Company of all inventions, creations, improvements, enhancements, designs, innovations, discoveries, processes, methods, techniques, developments, software, computer programs, and works of authorship, whether or not patentable and whether or not copyrightable, that are created, made, conceived or reduced to practice by Ms. Vakiener or under her direction or jointly with others (i) during the Consultation Period if made for the Company in the course of the performance of the Services hereunder or (ii) during or after the Consultation Period if resulting or derived from Proprietary Information, whether or not during normal working hours or on the premises of the Company (all of which are collectively referred to in this Agreement as “Inventions”). Ms. Vakiener agrees to assign and does hereby assign to the Company (or any person or entity designated by the Company) all of Ms. Vakiener’s right, title and interest in and to all Inventions and all related patents, patent applications, copyrights created in the work(s) of authorship, trademarks, trade names, and other industrial and intellectual property rights and applications therefor in the United States and elsewhere. However, clause (i) of this subsection (a) shall not apply to Inventions that do not relate to the present or planned business or research and development of the Company and that are made and conceived by Ms. Vakiener not during normal working hours, not on the Company’s premises and not using the Company’s tools, devices, equipment or Proprietary Information. Ms. Vakiener understands that, to the extent this Agreement shall be construed in accordance with the laws of any state that precludes a requirement that an individual assign certain classes of inventions, this Section 6.2(a) shall be interpreted not to apply to any invention that a court rules and/or the Company agrees falls within such classes. Ms. Vakiener further acknowledges that each original work of authorship that is made by Ms. Vakiener (solely or jointly with others) within the scope of the Agreement and which is protectable by copyright is a “work made for hire,” as that term is defined in the United States Copyright Act. Ms. Vakiener hereby waives all claims to moral rights in any Inventions.
(b)
Ms. Vakiener agrees that if, in the course of performing the Services, she incorporates into any Invention developed under this Agreement any preexisting invention, improvement, development, concept, discovery or other proprietary information owned by Ms. Vakiener or in which Ms. Vakiener has an interest (“Prior Inventions”), (i) Ms. Vakiener will inform the Company, in writing before incorporating such Prior Inventions into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, transferable worldwide license with the right to grant and authorize sublicenses, to make, have made, modify, use, import, offer for sale, sell, reproduce, distribute, modify, adapt, prepare derivative works of, display, perform, and otherwise exploit such Prior Inventions, without restriction, including, without limitation, as part of or in connection with such Invention, and to practice any method related thereto. Ms. Vakiener shall not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

(c)
Ms. Vakiener agrees to cooperate fully with the Company, both during and after the Consultation Period, with respect to the procurement, maintenance, and enforcement of copyrights, patents and other intellectual property rights (both in the United States and foreign countries) relating to Inventions. Ms. Vakiener shall sign all papers, including, without limitation, copyright applications, patent applications, declarations, oaths, formal assignments, assignments of priority rights, and powers of attorney, which the Company may deem necessary or desirable in order to protect its rights and interests in any Invention. Ms. Vakiener further agrees that if the Company is unable, after reasonable effort, to secure the signature of Ms. Vakiener on any such papers, any executive officer of the Company shall be entitled to execute any such papers as the agent and the attorney-in-fact of Ms. Vakiener, and Ms. Vakiener hereby irrevocably designates and appoints each executive officer of the Company as Ms. Vakiener’s agent and attorney-in-fact to execute any such papers on Ms. Vakiener’s behalf, and to take any and all actions as the Company may deem necessary or desirable in order to protect its rights and interests in any Invention, under the conditions described in this sentence.
(d)
Ms. Vakiener shall maintain adequate and current written records (in the form of notes, sketches, drawings and as may be specified by the Company) to document the conception and/or first actual reduction to practice of any Invention. Such written records shall be available to and remain the sole property of the Company at all times.

7.
Other Agreements. Ms. Vakiener hereby represents that, except as Ms. Vakiener has disclosed in writing to the Company, Ms. Vakiener is not bound by the terms of any agreement with any third party to refrain from using or disclosing any trade secret or confidential or proprietary information in the course of her consultancy with the Company, to refrain from competing, directly or indirectly, with the business of such third party or to refrain from soliciting employees, customers or suppliers of such third party. Ms. Vakiener further represents that her performance of all the terms of this Agreement and the performance of the Services as a consultant to the Company do not and will not breach any agreement with any third party to which Ms. Vakiener is a party (including without limitation any nondisclosure or noncompetition agreement), and that Ms. Vakiener will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any current or previous employer or others.
8.
Warranties. Ms. Vakiener will assume sole responsibility for her compliance with applicable federal and state laws and regulations, and shall rely exclusively upon her own determination, or that of her legal advisers, that the performance of the Services and the receipt of the Consulting Benefits hereunder comply with such laws and regulations. Ms. Vakiener shall be solely responsible for all state and federal income taxes, unemployment insurance and social security taxes in connection with this Agreement and for maintaining adequate workers’ compensation insurance coverage. Ms. Vakiener acknowledges that she is not relying upon the advice or representation of the Company with respect to the tax treatment of the Consulting Benefits.
9.
Non-Assignability of Contract. This Agreement shall be binding upon, and inure to the benefit of, both parties and their respective successors and assigns, including any entity with which, or into which, the Company may be merged or which may succeed to its assets or business, provided, however, that the obligations of Ms. Vakiener are personal and shall not be assigned by her.
10.
Notices. All notices required or permitted under this Agreement shall be in writing and shall be deemed effective upon personal delivery or upon deposit in the United States Post Office, by registered or certified mail, postage prepaid, addressed to the other party at such address or addresses as either party shall designate to the other.
11.
Complete Agreement. Ms. Vakiener acknowledges that this Agreement, together with the Release of Claims, the Restrictive Covenant Agreement and the option agreements evidencing the Options, contains the entire understanding between the Parties and supersedes, replaces and takes precedence over any prior understanding or oral or written agreement between the Parties respecting the subject matter of this Agreement, the Release of Claims or the Options. There are no representations, agreements, arrangements, nor understandings, oral or written, between the Parties relating to the subject matter of this Agreement that are not fully expressed herein and in the Release of Claims.
12.
Severability. In the event any provision of this Agreement shall be held invalid, the same shall not invalidate or otherwise affect in any respect any other term or terms of this Agreement, which term or terms shall remain in full force and effect.
13.
Non-Waiver. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
14.
Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and Ms. Vakiener.
15.
Counterparts. This Agreement may be executed in two (2) signed counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument.
16.
Interpretation. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.
17.
Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date and year first above written.

EPIZYME, INC.

By: /s/ Grant Bogle

Name: Grant Bogle
Title: Chief Executive Officer

Victoria Vakiener

/s/ Victoria Vakiener
Victoria Vakiener